Exhibit 99.1

Company Contacts:	Robert B. McKnight, Jr. Chairman and Chief Executive Officer Bernard Mariette, President Steven L. Brink, Chief Financial Officer Quiksilver, Inc. (714) 889-2200

FOR IMMEDIATE RELEASE

Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

Media Contacts:	Jeff Rose/Regina Parisi/Elana Weiss The Rose Group (310) 280-3710 Sophie Nicolet, Quiksilver Europe +33 5 5951 5733

— Quiksilver, Inc. Set to Acquire DC Shoes, Inc. —
— Adds International Boardriding Brand To Its Portfolio. —

     Huntington Beach, California, March 8, 2004—Quiksilver, Inc. (NYSE: ZQK) and DC Shoes, Inc. announced a definitive agreement whereby Quiksilver will acquire DC Shoes, the premier designer, producer and distributor of action sports inspired footwear, apparel and related accessories in the U.S. and internationally. Quiksilver, Inc.’s surf-inspired Quiksilver and Roxy brands will be complemented by the DC Shoes brand with its skate-driven lifestyle. The combined businesses are perfectly positioned in the global youth market.

     DC Shoes, Inc. achieved total sales exceeding $100 million in the year ended December 31, 2003. Its broad product line includes a full range of skate shoes and snowboard boots with various technical and design features, as well as men’s and junior’s apparel and accessories. Quiksilver, Inc. reported revenues of $975 million for its fiscal year ended October 31, 2003.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “DC shoes is a tremendous fit with our organization from a cultural, strategic and operational standpoint. They are a young, aggressive and energetic company which reminds me a lot of Quiksilver. We

Quiksilver, Inc. Set to Acquire DC Shoes, Inc.
March 8, 2004 – Page 2

both share respect for the authenticity that makes our brands powerful, and we both benefit from product design that reflects technical excellence and great style. We expect to see tremendous synergies between our teams.”

     Bernard Mariette, President of Quiksilver, Inc., commented, “DC Shoes fits all of the criteria we identify as key for an acquisition. DC has fantastic global potential, sizeable revenues, and their culture is very similar to Quiksilver’s. In fact, they have already demonstrated international success, and we can build on this with our global platform that has been developed over the past ten years. We expect DC to flourish with its separate design and marketing teams supported by the logistics of Quiksilver. While we have successfully developed a growing branded footwear business, DC’s management team will help fine tune our footwear operations and product. At the same time, we believe that DC has an excellent, but so far, relatively untapped opportunity, to deliver an even stronger sportswear line to the youth market.”

     Headquartered in Vista, California, privately-held DC Shoes, Inc. commands a leadership position in the action sports industry as the premier designer, producer and distributor of skate-inspired shoes, apparel and related accessories. DC’s brand transcends the traditional boundaries of both footwear and skateboarding, with a diverse product mix respected by boardriders as well as a broad base of consumers. As one of the cornerstones of its marketing strategy, the company has built a world-class team of professional athletes that exemplify and enhance DC’s brand, develop its signature products, and support its promotional efforts.

     Ken Block, President and Founder of DC Shoes, Inc., said, “We are very excited to be partnering with Quiksilver, the number-one action sports brand in the industry. Their global platform will provide us with the resources to make DC even stronger, while allowing us to maintain the integrity and spirit of DC’s roots.”

     Damon Way, Executive Vice President and Founder of DC Shoes, Inc., added, “Quiksilver is the ideal partner for us. Their understanding of our vision as it relates to product development, marketing, distribution, global strategies and athletes could not be any better.”

     Mr. McKnight concluded, “We believe this deal represents yet another step in the evolution of our business and that our shareholders will be well served through this transaction. It fits incredibly well with our strategy of pursuing opportunities in the global youth market. We are thrilled to expand both the depth and

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March 8, 2004 — Page 3

breadth of our management team and portfolio of brands, and we remain highly focused on our goal of building one of the world’s leading branded consumer apparel, and now footwear, companies.”

     The total purchase price for the acquisition will consist of an initial payment of $56 million in cash and 1.6 million restricted shares of Quiksilver common stock and the assumption of approximately $10 million in funded indebtedness. In addition, the sellers may receive up to an additional $57 million paid over 4 years through 2007 if DC Shoes reaches certain performance targets.

     The acquisition agreement is subject to customary closing conditions, including regulatory approvals, and is expected to close by the third quarter of fiscal 2004. Quiksilver believes the acquisition to be mildly accretive to earnings per share in the current fiscal year and estimates that earnings accretion will be approximately $0.06 per share in fiscal 2005.

     With respect to the transaction, Quiksilver, Inc. is being advised by Citigroup Global Markets, Inc., and DC Shoes, Inc. is being advised by the Sage Group, Inc.

     Quiksilver announced that the Company’s conference call to review the acquisition will be broadcast live over the Internet on Monday, March 8, 2004 at 5:30 p.m. Eastern Time. The broadcast will be hosted at www.quiksilver.com/investor and at http://www.viavid.net/detailpage.aspx?sid=00001A78. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

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March 8, 2004 — Page 4

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle — driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel for young men and young women under the Quiksilver, Roxy, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops and specialty stores that provide an authentic retail experience for our customers.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
http://www.quiksilver.com, http://www.roxy.com, http://www.fidragolf.com, and http://www.quiksilveredition.com

NOTE: For further information about DC Shoes, Inc., go to
http://www.dcshoes.com